Exhibit 10.1

Brett D. Davis

Senior Director, N.A. Commercial Lending

November 25, 2009

Titan Machinery, Inc.

4876 Rocking Horse Circle
Fargo, ND 58103-7256

To the attention of:	Mr. Ted O. Christianson, Vice President
Finance and Treasurer
via electronic mail

Re: Wholesale Floor Plan Credit Facility and Security Agreement - Amendment

Dear Mr. Christianson:

Titan Machinery, Inc. (“Titan”) and CNH Capital America LLC (“CNH”) are parties to an Amended and Restated Wholesale Floor Plan Credit Facility and Security Agreement dated November 13, 2007, as amended from time to time, most recently amended in a letter dated July 29, 2009 ( the “Agreement”). The Agreement provides that, among other things, between September 1, 2009 and December 31, 2009 the rate of interest charged on the first $25,000,000 on Credit Line 7 shall be Prime +4.00% and that Titan and CNH shall discuss, prior to November 30, 2009, the possibility of agreeing to an interest rate other than the rate provided by the Wholesale Finance Plans for the period after December 31, 2009.

By executing this letter agreement, the parties wish to further amend the terms of the Agreement as follows: a) Prime +4% shall be the interest rate applicable for the first $25,000,000 on Credit Line 7 through and including January 31, 2010; and b) the deadline to discuss the possibility of agreeing to an interest rate other than as provided in the Wholesale Finance Plans shall be extended to December 31, 2009.

Except as specifically amended herein, all other terms of the Agreement shall remain unchanged.

Very truly yours,

CNH Capital America LLC

/s/ Brett Davis	11/25/09
Brett Davis, Sr. Director Commercial Lending, NA

Titan Machinery, Inc. agrees to the above described amendment to the Amended and Restated Wholesale Floor Plan Credit Facility and Security Agreement dated November 13, 2007, as amended.

Titan Machinery, Inc.

/s/ Ted O. Christianson, VP Finance and Treasurer	11/25/09
Ted O. Christianson, VP Finance and Treasurer